Exhibit 99.1
Granite Ridge Resources, Inc. Reports Second Quarter 2025 Results, Declares Quarterly Cash Dividend
and Provides Updated Outlook for 2025
Dallas, Texas, August 7, 2025 – Granite Ridge Resources, Inc. (“Granite Ridge” or the “Company”) (NYSE: GRNT) today reported financial and operating results for the second quarter of 2025.
Second Quarter 2025 Highlights
•Grew daily production 37% to 31,576 barrels of oil equivalent (“Boe”) per day (51% oil), from 23,106 Boe per day for the second quarter of 2024.
•Reported net income of $25.1 million, or $0.19 per diluted share, versus $5.1 million, or $0.04 per diluted share, for the prior year period. Adjusted Net Income (non-GAAP) totaled $14.0 million, or $0.11 Adjusted Earnings Per Diluted Share (non-GAAP).
•Generated $75.4 million of Adjusted EBITDAX (non-GAAP).
•Invested $77.2 million in development capital expenditures and $10.1 million in acquisition capital to capture high quality drilling opportunities.
•Placed 4.9 net wells online.
•Declared dividend of $0.11 per share of common stock.
•Net Debt to Trailing Twelve Months Adjusted EBITDAX (non-GAAP) of 0.8x
•Subsequent to quarter end, the Company’s Board of Directors declared a regular quarterly dividend of $0.11 per share payable on September 15, 2025 to shareholders of record as of August 29, 2025. Future declarations of dividends are subject to approval by the Board of Directors.
See “Supplemental Non-GAAP Financial Measures” below for descriptions of the above non-GAAP measures as well as a reconciliation of these measures to the associated GAAP (as defined herein) measures.
Tyler Farquharson, President and CEO of Granite Ridge, commented, “Our quarterly results continue to validate our business model, with production and cash flow again exceeding expectations. We allocate capital to the highest risk-adjusted returns across a diverse portfolio of oil and natural gas assets, driving consistent and attractive full-cycle returns. This compounding effect is accelerating our growth momentum.
“In the second quarter, we increased production by 37% year-over-year to 31,576 Boe per day, driven by a 46% rise in oil production and a 28% rise in natural gas production. Development capital expenditures of $148.6 million for the six months ended June 30 were in line with expectations, while non-budgeted acquisition capital increased due to heightened transaction activity in our Operated Partnership and Traditional Non-Op investment strategies. We are raising our full-year production guidance by 10% at the midpoint to between 31,000 and 33,000 Boe per day and increasing our capital expenditure guidance to $400-420 million to support the expanded inventory additions.”
“During the quarter, we announced that Luke Brandenburg stepped down as CEO. I am honored to lead Granite Ridge and am confident our strategy will maximize shareholder value. We deeply appreciate Luke’s significant contributions to our success and wish him the very best. Our strategy remains unchanged: underwrite development projects with full-cycle returns exceeding 25%, deliver consistent growth, and return capital to shareholders through a quarterly dividend.”
Guidance Update

The Company’s Operated Partnership and Traditional Non-Op investment strategies continued to drive value in the second quarter of 2025. Wells in the Permian came online ahead of schedule and Utica wells exceeded forecasts. As a result, the Company has raised its full-year production guidance by 10% at the midpoint to 31,000–33,000 barrels of oil equivalent per day, achieving 28% year-over-year growth. Capital expenditure guidance has also been increased to $400–$420 million, primarily to fund acquisitions expected to close in 2025.

Granite Ridge plans to deploy approximately $120 million in acquisition capital, adding 74 net locations, with a significant portion allocated to the Permian Basin through its Operated Partnership strategy and the remaining portion to the high-

performing Appalachia leasing strategy. These acquisitions have secured three additional years of inventory at an entry cost of approximately $1.7 million per location.

Financial Results
Oil and natural gas sales for the second quarter of 2025 were $109.2 million. Net income was $25.1 million, or $0.19 per diluted share. Excluding non-cash and special items, Adjusted Net Income (non-GAAP) was $14.0 million, or $0.11 per diluted share.
Adjusted EBITDAX (non-GAAP) for the second quarter of 2025 totaled $75.4 million compared to $68.3 million for the second quarter of 2024. Cash flow from operating activities was $78.0 million, including $8.6 million in working capital changes. Operating Cash Flow Before Working Capital Changes (non-GAAP) was $69.5 million.
Production Results
Second quarter 2025 oil production volumes totaled 16,009 barrels (“Bbls”) per day, a 46% increase from the second quarter of 2024. Natural gas production for the second quarter of 2025 totaled 93,404 thousand cubic feet of natural gas (“Mcf”) per day, a 28% increase from the second quarter of 2024. The Company’s daily production for the second quarter of 2025 grew 37% from the second quarter of the prior year to 31,576 Boe per day.
Oil, Natural Gas and Related Product Sales
The Company’s average realized price for oil and natural gas for the second quarter of 2025, excluding the effect of commodity derivatives, was $61.41 per Bbl and $2.32 per Mcf, respectively, compared to $77.84 per Bbl and $1.98 per Mcf realized in the second quarter of 2024.
Operating Costs
Lease operating expenses were $20.1 million ($7.00 per Boe) for the three months ended June 30, 2025 compared to $13.7 million ($6.50 per Boe) during the same period in 2024. The increase was primarily due to an overall increase in service costs, particularly saltwater disposal costs. Production and ad valorem taxes were $6.4 million for the quarter, or 6% of oil and natural gas sales. During the quarter, general and administrative expenses totaled $8.5 million, or $2.96 per Boe, inclusive of $2.8 million of nonrecurring severance and capital markets expenses and $0.4 million of non-cash stock-based compensation.

Capital Expenditures and Operational Activity
Capital expenditures for the quarter were $87.3 million comprised of $77.2 million of development capital and $10.1 million of property acquisition costs. The Company closed nine acquisitions in the Permian and Utica Basins, adding an aggregate inventory of 5.5 net undeveloped locations.
The table below provides the costs incurred for oil and natural gas producing activities for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2025	2024	2025	2024
Property acquisition costs:
Proved	$—	$1,677	$13,341	$2,824
Unproved	10,069	17,115	31,090	18,596
Development costs	77,185	66,951	148,587	129,590
Total costs incurred for oil and natural gas properties	$87,254	$85,743	$193,018	$151,010
The Company had 4.9 net wells turned in-line (“TIL”) during the second quarter of 2025, compared to 9.1 net wells TIL in the second quarter of 2024. Granite Ridge saw strong well performance across multiple basins, highlighted by robust initial production from recently TIL wells in the Permian Basin.
The table below provides a summary of gross and net wells completed and TIL for the three and six months ended June 30, 2025:

	Three Months Ended June 30, 2025		Six Months Ended June 30, 2025
	Gross	Net	Gross	Net
Permian	44	4.4	88	17.0
Eagle Ford	1	0.0	2	0.0
Bakken	5	0.1	10	0.2
Haynesville	0	0.0	0	0.0
DJ	5	0.0	66	0.4
Appalachian	9	0.4	30	1.0
Total	64	4.9	196	18.6
At June 30, 2025, the Company had 125 gross (16.0 net) wells in process.
Liquidity and Capital Resources
As of June 30, 2025, Granite Ridge had $275.0 million of debt outstanding under its Credit Agreement and $103.4 million of liquidity, consisting of $99.7 million of committed borrowing availability and $3.7 million of cash on hand.
Commodity Derivatives Update
The Company’s commodity derivatives strategy is intended to manage its exposure to commodity price fluctuations. Please see the table under “Derivatives Information” below for detailed information about Granite Ridge’s current derivatives positions.

2025 Updated Guidance
The following table summarizes the Company’s updated operational and financial guidance for 2025.

Annual production (Boe per day)	31,000 - 33,000
Oil as a % of sales volumes	51% - 53%
Acquisitions ($ in millions)	$120 - $120
Development capital expenditures ($ in millions)	$280 - $300
Total capital expenditures ($ in millions)	$400 - $420
Lease operating expenses (per Boe)	$6.25 - $7.25
Production and ad valorem taxes (as a % of total sales)	6% - 7%
Cash general and administrative expense ($ in millions)	$25 - $27
Conference Call
Granite Ridge will host a conference call on August 8, 2025, at 10:00 AM CT (11:00 AM ET) to discuss its second quarter 2025 results. A brief Q&A session for security analysts will immediately follow the discussion. The telephone number and passcode to access the conference call are provided below:
Dial-in: (888) 660-6093
Intl. dial-in: (929) 203-0844
Participant Passcode: 4127559
To access the live webcast visit Granite Ridge’s website at www.graniteridge.com. Alternatively, an audio replay will be available through August 22, 2025. To access the audio replay dial (800) 770-2030 and enter confirmation code 4127559.
Upcoming Investor Events
Granite Ridge management will be participating in the following upcoming investor events:
•Enercom The Energy Investment Conference (Denver, CO) - August 19, 2025
•Three Part Advisors Midwest IDEAS Conference (Chicago, IL) - August 26, 2025
•Pickering Energy Conference (Austin, TX) - September 30, 2025
Any investor presentations to be used for such events will be posted prior to the respective event on Granite Ridge’s website. Information on Granite Ridge’s website does not constitute a portion of, and is not incorporated by reference into this press release.
About Granite Ridge
Granite Ridge is a scaled energy company which aims to provide shareholders with exposure similar to energy private equity through operated partnerships and traditional non-operated assets. We own assets in six prolific unconventional basins across the United States. We aim to deliver a diversified portfolio with best-in-class full cycle returns by investing in a large number of high-graded deals developed by proven public and private operators. We focus on success as measured by total shareholder returns, which we seek to balance with a low leverage profile. For more information, visit Granite Ridge’s website at www.graniteridge.com.
Forward-Looking Statements and Cautionary Statements
This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this release regarding, without limitation, Granite Ridge’s 2025 outlook, financial position, operating and financial performance, business strategy, plans and objectives of management for future operations, industry conditions, indebtedness covenant compliance, capital expenditures, production and cash flows are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future production and sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond Granite Ridge’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: changes in Granite Ridge’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans, changes in current or future commodity prices and interest rates, supply chain disruptions, infrastructure constraints and related factors affecting our properties, ability to acquire additional development opportunities and potential or pending acquisition transactions, as well as the effects of such acquisitions on the Company’s cash position and levels of indebtedness, changes in reserves estimates or the value thereof, operational risks including, but not limited to, the pace of drilling and completions activity on our properties, changes in the markets in which Granite Ridge competes, geopolitical risk and changes in applicable laws, legislation, or regulations, including those relating to environmental matters, cyber-related risks, the fact that reserve estimates depend on many assumptions that may turn out to be inaccurate and that any material inaccuracies in reserve estimates or underlying assumptions will materially affect the quantities and present value of Granite Ridge’s reserves, the outcome of any known and unknown litigation and regulatory proceedings, limited liquidity and trading of Granite Ridge’s securities, acts of war, terrorism or uncertainty regarding the effects and duration of global hostilities, including the Israel-Hamas conflict, the Russia-Ukraine war, continued instability in the Middle East, and any associated armed conflicts or related sanctions which may disrupt commodity prices and create instability in the financial markets, and market conditions and global, regulatory, technical, and economic factors beyond Granite Ridge’s control, including the potential adverse effects of world health events, affecting capital markets, general economic conditions, global supply chains, uncertainties with respect to trade policies (including the imposition of tariffs) and Granite Ridge’s business and operations, increasing regulatory and investor emphasis on, and attention to, environmental, social and governance matters, our ability to establish and maintain effective internal control over financial reporting, and the other risks described under the heading “Item 1A. Risk Factors” in Granite Ridge’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission (“SEC”), as updated by any subsequent Quarterly Reports on Form 10-Q that Granite Ridge files with the SEC.
Granite Ridge has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond Granite Ridge’s control. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Granite Ridge does not undertake any duty to update or revise any forward-looking statements, except as may be required by the federal securities laws.
Use of Non-GAAP Financial Measures
To supplement the presentation of the Company’s financial results prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), this press release contains certain financial measures that are not prepared in accordance with GAAP, including Adjusted Net Income, Adjusted Earnings Per Share, Adjusted EBITDAX, Trailing Twelve Months Adjusted EBITDAX, Operating Cash Flow Before Working Capital Changes, and Net Debt.
See “Supplemental Non-GAAP Financial Measures” below for a description and reconciliation of each non-GAAP measure presented in this press release to the most directly comparable financial measure calculated in accordance with GAAP.

Granite Ridge Resources, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(in thousands, except par value and share data)	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash	$3,743	$9,419
Revenue receivable	76,647	69,692
Advances to operators	8,326	19,959
Prepaid and other current assets	2,298	3,831
Derivative assets - commodity derivatives	6,924	537
Equity investments	11,026	31,783
Total current assets	108,964	135,221
Property and equipment:
Oil and gas properties, successful efforts method	1,733,681	1,540,021
Accumulated depletion	(744,463)	(643,051)
Total property and equipment, net	989,218	896,970
Long-term assets:
Derivative assets - commodity derivatives	2,844	—
Other long-term assets	3,937	4,288
Total long-term assets	6,781	4,288
Total assets	$1,104,963	$1,036,479
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$78,406	$99,440
Derivative liabilities - commodity derivatives	3,053	1,822
Other liabilities	1,015	546
Total current liabilities	82,474	101,808
Long-term liabilities:
Long-term debt	275,000	205,000
Derivative liabilities - commodity derivatives	3,469	3,679
Asset retirement obligations	11,333	10,693
Deferred tax liability	90,221	79,946
Total long-term liabilities	380,023	299,318
Total liabilities	462,497	401,126
Stockholders' Equity:
Common stock, $0.0001 par value, 431,000,000 shares authorized, 136,951,676 and 136,417,677 issued at June 30, 2025 and December 31, 2024, respectively	14	14
Additional paid-in capital	656,520	655,472
Retained earnings	22,128	16,047
Treasury stock, at cost, 5,686,711 and 5,683,921 shares at June 30, 2025 and December 31, 2024, respectively	(36,196)	(36,180)
Total stockholders' equity	642,466	635,353
Total liabilities and stockholders' equity	$1,104,963	$1,036,479

Granite Ridge Resources, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2025	2024	2025	2024
Revenues:
Oil and natural gas sales	$109,219	$90,652	$232,150	$179,648
Operating costs and expenses:
Lease operating expenses	20,118	13,669	36,358	29,148
Production and ad valorem taxes	6,437	6,881	14,805	12,630
Depletion and accretion expense	53,412	41,592	101,857	82,533
Impairments of unproved properties	—	—	—	732
General and administrative	8,517	6,623	15,980	13,115
Other, net	—	—	(120)	—
Total operating costs and expenses	88,484	68,765	168,880	138,158
Net operating income	20,735	21,887	63,270	41,490
Other income (expense):
Gain (loss) on derivatives - commodity derivatives	23,925	(785)	9,068	(3,946)
Interest expense, net	(5,914)	(5,817)	(10,929)	(8,977)
Loss on equity investments	(5,795)	(8,774)	(15,766)	(995)
Other income (loss)	(93)	268	(93)	270
Total other income (expense)	12,123	(15,108)	(17,720)	(13,648)
Income before income taxes	32,858	6,779	45,550	27,842
Income tax expense	7,777	1,678	10,657	6,515
Net income	$25,081	$5,101	$34,893	$21,327

Net income per share:
Basic	$0.19	$0.04	$0.27	$0.16
Diluted	$0.19	$0.04	$0.27	$0.16
Weighted-average number of shares outstanding:
Basic	130,469	130,204	130,403	130,170
Diluted	130,588	130,251	130,496	130,207

Granite Ridge Resources, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(in thousands)	2025	2024
Operating activities:
Net income	$34,893	$21,327
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion and accretion expense	101,857	82,533
Impairments of unproved properties	—	732
Unrealized (gain) loss on derivatives - commodity derivatives	(8,210)	10,605
Stock-based compensation	1,048	1,095
Amortization of deferred financing costs	800	2,811
Loss on equity investments	15,766	995
Deferred income taxes	10,275	6,403
Other	(258)	(71)
Increase (decrease) in cash attributable to changes in operating assets and liabilities:
Revenue receivable	(6,956)	5,685
Other receivable	118	530
Accounts payable and accrued liabilities	3,202	(2,398)
Prepaid and other current assets	1,497	(1,294)
Other liabilities	102	3,889
Net cash provided by operating activities	154,134	132,842
Investing activities:
Capital expenditures for oil and natural gas properties	(164,533)	(135,874)
Acquisition of oil and natural gas properties	(44,861)	(20,868)
Proceeds from the sale of equity investments	4,991	—
Proceeds from sale of oil and natural gas properties	175	2,881
Refund of advances to operators	3,695	1,282
Net cash used in investing activities	(200,533)	(152,579)
Financing activities:
Proceeds from borrowing on credit facilities	95,000	55,000
Repayments of borrowing on credit facilities	(25,000)	—
Deferred financing costs	(449)	(3,004)
Purchase of treasury shares	(16)	(418)
Payment of dividends	(28,812)	(28,729)
Net cash provided by financing activities	40,723	22,849
Net change in cash and restricted cash	(5,676)	3,112
Cash and restricted cash at beginning of period	9,419	10,730
Cash and restricted cash at end of period	$3,743	$13,842
Supplemental disclosure of non-cash investing activities:
Change in accrued capital expenditures included in accounts payable and accrued liabilities	$(7,815)	$9,165
Advances to operators applied to development of oil and natural gas properties	$72,541	$50,625
Cash and restricted cash:
Cash	$3,743	$13,542
Restricted cash included in other long-term assets	—	300
Cash and restricted cash	$3,743	$13,842

Granite Ridge Resources, Inc.
Summary Production and Price Data
The following table sets forth summary information concerning production and operating data for the periods indicated:

	Three months ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net Sales (in thousands):
Oil sales	$89,462	$77,493	$181,309	$153,259
Natural gas and related product sales	19,757	13,159	50,841	26,389
Total revenues	$109,219	$90,652	$232,150	$179,648

Net Production:
Oil (MBbl)	1,457	996	2,784	1,965
Natural gas (MMcf)	8,500	6,643	16,326	13,845
Total (MBoe)(1)	2,874	2,103	5,505	4,273
Average Daily Production:
Oil (Bbl)	16,009	10,940	15,384	10,795
Natural gas (Mcf)	93,404	72,997	90,200	76,074
Total (Boe)(1)	31,576	23,106	30,417	23,474

Average Sales Prices:
Oil (per Bbl)	$61.41	$77.84	$65.11	$78.01
Effect of gain (loss) on settled oil derivatives on average price (per Bbl)	0.49	(0.38)	0.23	(0.14)
Oil net of settled oil derivatives (per Bbl)(2)	$61.90	$77.46	$65.34	$77.87

Natural gas sales (per Mcf)	$2.32	$1.98	$3.11	$1.91
Effect of gain on settled natural gas derivatives on average price (per Mcf)	0.03	0.65	0.01	0.50
Natural gas sales net of settled natural gas derivatives (per Mcf)(2)	$2.35	$2.63	$3.12	$2.41

Realized price on a Boe basis excluding settled commodity derivatives	$38.01	$43.12	$42.17	$42.05
Effect of gain on settled commodity derivatives on average price (per Boe)	0.34	1.88	0.16	1.56
Realized price on a Boe basis including settled commodity derivatives(2)	$38.35	$45.00	$42.33	$43.61

Operating Expenses (in thousands):
Lease operating expenses	$20,118	$13,669	$36,358	$29,148
Production and ad valorem taxes	6,437	6,881	14,805	12,630
Depletion and accretion expense	53,412	41,592	101,857	82,533
General and administrative	8,517	6,623	15,980	13,115
Costs and Expenses (per Boe):
Lease operating expenses	$7.00	$6.50	$6.60	$6.82
Production and ad valorem taxes	$2.24	$3.27	$2.69	$2.96
Depletion and accretion	$18.59	$19.78	$18.50	$19.32
General and administrative	$2.96	$3.15	$2.90	$3.07

Net Producing Wells at Period-End:	227.42	191.94	227.42	191.94
(1)Natural gas is converted to Boe using the ratio of one barrel of oil to six Mcf of natural gas.
(2)The presentation of realized prices including settled commodity derivatives is a result of including the net cash receipts from (payments on) commodity derivatives to realized pricing. This presentation of average prices with derivatives is a means by which to reflect the actual cash performance of our commodity derivatives for the respective periods and presents oil and natural gas prices with derivatives in a manner consistent with the presentation generally used by the investment community.

Granite Ridge Resources, Inc.
Derivatives Information
The table below provides data associated with the Company’s derivatives at August 7, 2025, for the periods indicated:

	Third Quarter	Fourth Quarter	Total 2025	2026
Collar (oil)
Volume (Bbl)	802,210	698,000	1,500,210	2,104,980
Weighted-average floor price ($/Bbl)	$61.95	$60.00	$61.04	$60.00
Weighted-average ceiling price ($/Bbl)	$78.51	$77.13	$77.87	$70.44
Collar (natural gas)
Volume (Mcf)	2,441,757	3,820,615	6,262,372	10,506,446
Weighted-average floor price ($/Mcf)	$3.00	$3.43	$3.26	$3.48
Weighted-average ceiling price ($/Mcf)	$3.75	$4.23	$4.04	$4.25
Swaps (natural gas)
Volume (Mcf)	2,762,450	831,350	3,593,800	4,351,400
Weighted-average price ($/Mcf)	$3.67	$3.67	$3.67	$3.68

Granite Ridge Resources, Inc.
Supplemental Non-GAAP Financial Measures
The Company reports its financial results in accordance with GAAP. However, the Company believes certain non-GAAP performance measures may provide financial statement users with additional meaningful comparisons between current results, the results of its peers and the results of prior periods. In addition, the Company believes these measures are used by analysts and others in the valuation, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. See the reconciliations throughout this release of GAAP financial measures to non-GAAP financial measures for the periods indicated.
Reconciliation of Net Income to Adjusted EBITDAX
Adjusted EBITDAX is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator.
The Company defines Adjusted EBITDAX as net income before depletion and accretion expense, unrealized (gain) loss on derivatives – commodity derivatives, interest expense, net, non-cash stock-based compensation, income tax expense, impairment of unproved properties, impairment of long-lived assets, loss on equity investments, and other, net. Adjusted EBITDAX is not a measure of net income or cash flows as determined by GAAP.
The Company’s Adjusted EBITDAX measure provides additional information that may be used to better understand the Company’s operations. Adjusted EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered in isolation or as an alternative to, or more meaningful than, net income as an indicator of operating performance. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable and depletable assets. Adjusted EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that Adjusted EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team and by other users of the Company’s consolidated financial statements. For example, Adjusted EBITDAX can be used to assess the Company’s operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of the Company’s assets and the Company without regard to capital structure or historical cost basis.
The following table provides a reconciliation of the GAAP measure of net income to Adjusted EBITDAX for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2025	2024	2025	2024
Net income	$25,081	$5,101	$34,893	$21,327
Interest expense, net	5,914	5,817	10,929	8,977
Income tax expense	7,777	1,678	10,657	6,515
Other, net	—	—	(120)	—
Depletion and accretion expense	53,412	41,592	101,857	82,533
Non-cash stock-based compensation	395	583	1,048	1,095
Impairments of unproved properties	—	—	—	732
Unrealized (gain) loss on derivatives - commodity derivatives	(22,954)	4,736	(8,210)	10,605
Loss on equity investments	5,795	8,774	15,766	995
Adjusted EBITDAX	$75,420	$68,281	$166,820	$132,779
The Company defines Trailing Twelve Months Adjusted EBITDAX as the accumulation of the prior twelve months Adjusted EBITDAX. Adjusted EBITDAX for each of the quarters ended September 30, 2024, December 31, 2024, and March 31, 2025 were previously reported in an earnings release relating to the applicable quarter, and the reconciliation of net income to Adjusted EBITDAX for each quarter is included in the applicable earnings release.

The following table provides a reconciliation of the GAAP measure of net income to Trailing Twelve Months Adjusted EBITDAX for the period indicated:

Trailing Twelve Months Ended June 30,
(in thousands)	2025
Net income	$32,325
Interest expense, net	20,422
Income tax expense	10,349
Other, net	(361)
Depletion and accretion expense	195,853
Non-cash stock-based compensation	2,251
Impairments of long-lived assets	35,637
Unrealized gain on derivatives - commodity derivatives	(1,545)
Loss on equity investments	29,954
Trailing Twelve Months Adjusted EBITDAX	$324,885
Reconciliation of Debt to Net Debt
The Company provides Net Debt, which is a non-GAAP financial measure. The Company defines Net Debt as long-term debt less cash as of the balance sheet date. The Company’s Net Debt to Trailing Twelve Months Adjusted EBITDAX provides investors with insight into the Company’s leverage as of the measurement date.
The following table provides a reconciliation from the GAAP measure of Debt to Net Debt and Net Debt to Trailing Twelve Months Adjusted EBITDAX ratio:

June 30,
(in thousands except for ratio)	2025
Long-term debt	$275,000
Cash	3,743
Net Debt	$271,257

Net Debt to Trailing Twelve Months Adjusted EBITDAX Ratio	0.8
Reconciliation of Net Income to Adjusted Net Income and Adjusted Earnings Per Share
The Company provides Adjusted Net Income and Adjusted Earnings Per Share, which are non-GAAP financial measures. Adjusted Net Income and Adjusted Earnings Per Share represent earnings and diluted earnings per share determined under GAAP without regard to certain non-cash and nonrecurring items. The Company defines Adjusted Net Income as net income as determined under GAAP excluding impairments of long lived assets, unrealized (gain) loss on derivatives - commodity derivatives, loss on equity investments, deferred financing cost amortization acceleration, certain nonrecurring general and administrative expenses and tax impact on above adjustments.
The Company defines Adjusted Earnings Per Share as Adjusted Net Income divided by weighted average number of diluted shares of common stock outstanding.
The Company believes these measures provide useful information to analysts and investors for analysis of its operating results on a recurring, comparable basis from period to period. Adjusted Net Income and Adjusted Earnings Per Share should not be considered in isolation or as a substitute for earnings or diluted earnings per share as determined in accordance with GAAP and may not be comparable to other similarly titled measures of other companies.

The following table provides a reconciliation from the GAAP measure of net income to Adjusted Net Income, both in total and on a per diluted share basis, for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share data)	2025	2024	2025	2024
Net income	$25,081	$5,101	$34,893	$21,327
Impairments of unproved properties	—	—	—	732
Unrealized (gain) loss on derivatives - commodity derivatives	(22,954)	4,736	(8,210)	10,605
Loss on equity investments	5,795	8,774	15,766	995
Deferred financing cost amortization acceleration	—	2,167	—	2,167
Nonrecurring general and administrative expenses - severance costs	1,732	—	1,732	—
Nonrecurring general and administrative expenses - capital markets transaction costs	1,112	—	1,112	—
Tax impact on above adjustments (a)	3,235	(3,606)	(2,350)	(3,335)
Adjusted Net Income	$14,001	$17,172	$42,943	$32,491

Earnings per diluted share - as reported	$0.19	$0.04	$0.27	$0.16
Impairments of unproved properties	—	—	—	0.01
Unrealized (gain) loss on derivatives - commodity derivatives	(0.18)	0.04	(0.06)	0.08
Loss on equity investments	0.05	0.07	0.12	0.01
Deferred financing cost amortization acceleration	—	0.02	—	0.02
Nonrecurring general and administrative expenses - severance costs	0.01	—	0.01	—
Nonrecurring general and administrative expenses - capital markets transaction costs	0.01	—	0.01	—
Tax impact on above adjustments (a)	0.03	(0.04)	(0.02)	(0.03)
Adjusted Earnings Per Diluted Share	$0.11	$0.13	$0.33	$0.25
Adjusted earnings per share:
Basic earnings	$0.11	$0.13	$0.33	$0.25
Diluted earnings	$0.11	$0.13	$0.33	$0.25
(a) Estimated using statutory tax rate in effect for the period.
Reconciliation of Net Cash Provided by Operating Activities to Operating Cash Flow Before Working Capital Changes
The Company provides Operating Cash Flow (“OCF”) Before Working Capital Changes, which is a non-GAAP financial measure. The Company defines OCF Before Working Capital Changes as net cash provided by operating activities as determined under GAAP excluding changes in operating assets and liabilities such as: changes in cash due to changes in operating assets and liabilities, revenue receivable, other receivable, accounts payable and accrued liabilities, prepaid and other current assets, and other payables. The Company believes OCF Before Working Capital Changes is an accepted measure of an oil and natural gas company’s ability to generate cash used to fund development and acquisition activities and service debt or pay dividends.
This non-GAAP measure should not be considered as an alternative to, or more meaningful than, net cash provided by operating activities as an indicator of operating performance.

The following table provides a reconciliation from the GAAP measure of net cash provided by operating activities to OCF Before Working Capital Changes:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2025	2024	2025	2024
Net cash provided by operating activities	$78,043	$64,186	$154,134	$132,842
Changes in cash due to changes in operating assets and liabilities:
Revenue receivable	(4,097)	2,418	6,956	(5,685)
Other receivable	(901)	—	(118)	(530)
Accounts payable and accrued liabilities	(1,989)	(815)	(3,202)	2,398
Prepaid and other current assets	(1,524)	(257)	(1,497)	1,294
Other payable	(73)	(702)	(102)	(3,889)
Total working capital changes	(8,584)	644	2,037	(6,412)
Operating Cash Flow Before Working Capital Changes	69,459	64,830	156,171	126,430